UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________________________
FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

LONE STAR GOLD, INC.
(Exact name of Registrant as specified in its charter)

Nevada (State of incorporation or organization)	45-2578051 (IRS Employer Identification No.)
6565 Americas Parkway NE Suite 200 Albuquerque, New Mexico (Address of principal executive offices)	87110 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:
None

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.
[_]

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.
[X]

Securities Act registration statement file number to which this form relates: 333-159561

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value
(Title of Class)

Item 1.    Description of Registrant's Securities to be Registered.

Authorized Capital Stock

The Amended and Restated Articles of Incorporation of the Company (the “Articles of Incorporation”) give the Company the authority to issue 150,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”).  As of the date of this Current Report, there were 115,638,015 shares of Common Stock issued and outstanding.

Common Stock

Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders of the Company. There are no cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election.  Holders of Common Stock are entitled to receive dividends, if any, ratably as may be declared from time to time by the Board of Directors out of funds legally available for the declaration of dividends. Upon the liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to receive our net assets available after the payment of all liabilities pro rata in accordance with the number of Common Shares owned. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. Each outstanding share of Common Stock is fully authorized, fully paid and non-assessable.

Warrants

The Company has issued 100,000 warrants for the purchase of Common Stock to North American Gold Corp. in a private placement.  The Warrant entitles North American Gold to purchase a share of Common Stock at $1.20 at any time until June 30, 2014.  See Item 10, “Recent Sales of Unregistered Securities” above.

Anti-Dilution

Under the terms of that certain Assignment Agreement executed on August 17, 2011, to be effective for all purposes as of June 11, 2011, by and between American Gold Holdings, Ltd., a company organized under the laws of the British Virgin Islands (“American Gold”), the Company, and Homero Bustillos Gonzalez, a resident of Mexico (“Gonzalez”) (the “Assignment Agreement”), the Company has granted anti-dilution rights to Gonzalez such that the Company must allow Gonzalez the opportunity to maintain his percentage stock ownership in the Company until the date on which the Company has complied fully with its obligations under that certain Option Agreement, dated January 11, 2011, between American Gold and Gonzalez or January 11, 2014, whichever comes first.  As of the date of the issuance of shares of Common Stock to Gonzalez under the Assignment Agreement, Gonzalez owned less than 1% of the issued and outstanding shares of the Company.

Stock Split

A 20:1 forward stock split was declared to stockholders of record as of June 17, 2011, pursuant to which each shares of Common Stock was reclassified and changed into 20 new shares of Common Stock. Each Stockholder was entitled to receive a certificate or certificates representing 20 shares for every one share of Common Stock, upon delivery of his stock certificate to the Company.

Applicable Provisions of Nevada State Law

Nevada’s Control Share Acquisition Act (Nevada Revised Statutes 78.378 -78.3793) prohibits an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation’s stockholders. The first such threshold is the acquisition of at least one-fifth but less than one-third of the outstanding voting power. The Company may become subject to Nevada’s Control Share Acquisition Act if it has 200 or more stockholders of record at least 100 of whom are residents of the State of Nevada and does business in the State of Nevada directly or through an affiliated corporation. Currently, we do not have more than 200 stockholders of record, nor do we conduct business in the State of Nevada.

We may be subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes 78.411 -78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10 percent or more of the corporation’s voting stock.

Transfer Agent

The transfer agent of the Common Stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek South Drive, Suite 430, Denver, Colorado  80209. Its telephone number is (303) 282-4800.

Transferability

The Common Stock will be freely transferable, and the stockholders will not be restricted in their ability to sell or transfer shares of the Common Stock, except for federal and state securities law restrictions on directors, officers and other affiliates of the Corporation and on persons holding “restricted” stock and any contractual obligations binding on individual stockholders.

Item 2.    Exhibits.

Exhibit Number	Description of Exhibit

1.1	Specimen Common Stock Certificate (1)
3.2	Amended and Restated Articles of Incorporation of the Company (2)
3.3	Bylaws of the Company, as amended (3)
_____________________
(1)           Filed herewith.
(2)           Filed as an exhibit to the Quarterly Report on Form 10-Q filed by Registrant on May 12, 2011 and incorporated herein by reference.
(3)           Filed as an exhibit to the Registration Statement on Form S-1 filed by Registrant on February 3, 2010 and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: September 30, 2011	LONE STAR GOLD, INC. a Nevada corporation By: /s/ Dan Ferris Dan Ferris President, Secretary and Treasurer